UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2025

SYNERGY CHC CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-42374	99-0379440
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

865 Spring Street, Westbrook, Maine	04092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 321-2350

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	SNYR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On August 27, 2025 (the “Closing Date”), Synergy CHC Corp. (the “Company”) sold an aggregate of 1,750,000 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at a price to the public of $2.50 per share (the “Offering”), pursuant to that certain Underwriting Agreement, dated August 25, 2025 (the “Underwriting Agreement”), between the Company and Bancroft Capital, LLC, as representative (the “Representative”) of the several underwriters named in the Underwriting Agreement. In addition, pursuant to the Underwriting Agreement, the Company granted the Representative a 45-day option to purchase up to 262,500 additional shares of Common Stock to cover over-allotments in connection with the Offering at the public offering price, less underwriting discounts and commissions.

The Common Stock was offered and sold to the public pursuant to the Company’s registration statement on Form S-1 (File No. 333-289645), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 15, 2025, which became effective on August 25, 2025.

Gross proceeds of the offering were $4.375 million, before deducting underwriting discounts and commissions of seven percent (7%) of the gross proceeds and estimated offering expenses. The Company intends to use the net proceeds from the Offering for working capital and other general corporate purposes. The Company issued press releases announcing the pricing of the Offering and the closing of the Offering, which have been filed as Exhibits 99.1 and 99.2, respectively, to this report.

The Underwriting Agreement contains customary representations, warranties, and covenants by the Company. It also provides for customary indemnification by each of the Company and the underwriters for losses or damages arising out of or in connection with the offering, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

Pursuant to the Underwriting Agreement, the Company also issued to the Representative and its designees warrants (the “Representative Warrants”) to purchase up to an aggregate of 52,500 shares of Common Stock (3% of the shares of Common Stock sold in the Offering) which were registered under the Securities Act. The Representative Warrants are exercisable at $2.75 per share. The Representative Warrants are subject to a lock-up for 180 days from August 25, 2025 (the “Pricing Date”), and cannot be exercised for 180 days after the Pricing Date. The Representative Warrants will expire in tranches: twenty-five percent (25%) on the third anniversary of the Closing Date, twenty-five percent (25%) on the fourth anniversary of the Closing Date, and the remaining fifty percent (50%) on the fifth anniversary of the Closing Date. The form of Representative Warrant has been filed as Exhibit 4.1 to this report, and is incorporated herein by reference.

The Underwriting Agreement has been filed as Exhibit 1.1 to this report and is incorporated herein by reference. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors or the public to obtain factual information about the current state of affairs of the Company.

The total expenses of the Offering are estimated to be approximately $0.5 million, which includes the underwriting discounts and commissions and the Representative’s reimbursable expenses relating to the Offering.

The final prospectus relating to the Offering has been filed with the SEC and is available on the SEC’s web site at www.sec.gov. Copies of the final prospectus relating to the Offering may be obtained from the above-mentioned SEC website or from Bancroft Capital, LLC by email at investmentbanking@bancroft4vets.com, by standard mail to 501 Office Center Drive, Suite 130, Fort Washington, PA 19034, or by telephone at +1 (484) 546-800.

The foregoing summary of the terms of the Underwriting Agreement and the Representative Warrants are subject to, and qualified in their entirety by reference to, copies of the Underwriting Agreement and the form of Representative Warrant that are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 25, 2025 by and between Synergy CHC Corp. and Bancroft Capital, LLC, as representative of the underwriters named therein
4.1	Form of Representative Warrant, dated August 27, 2025
99.1	Press Release dated August 25, 2025
99.2	Press Release dated August 27, 2025
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2025

SYNERGY CHC CORP.

	By:	/s/ Jack Ross
	Name:	Jack Ross
	Title:	Chief Executive Officer

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